Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 12, 2021 on the consolidated financial statements of Thomas James Homes, LLC included in the Registration Statement (Form S-1) and related Prospectus of Thomas James Homes, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Irvine, California
September 10, 2021